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                                                                   Exhibit 10(l)

MANAGEMENT INCENTIVE PLAN

         The annual Management Incentive Plan, adopted under the Long-Term Performance Plan, is the Corporation's program for compensating executive officers for the achievement of goals set for a particular fiscal year. Under the Management Incentive Plan, each executive officer, including the Chief Executive Officer and the other executive officers named in the Summary Compensation Table, presents the Committee with individual goals for the fiscal year. Corporate goals for the fiscal year are also presented to the Committee. The Committee reviews and discusses the goals with the executive officers and then sets the goals for the year. Both the individual and the corporate goals are expressed in terms of threshold, target (midpoint) and maximum levels of required performance.

         In fiscal 1996, Messrs. Dannemiller and Robinson had the corporate goals as their individual goals. The corporate goals for fiscal 1996 included objectives based on the Corporation's pre-tax return on assets, pre-tax income, and sales, distribution and administrative expenses as a percentage of net sales. These goals were weighted 40%, 40% and 20%, respectively. The other executive officers, including Messrs. Whitten, Stinson and Martins, had individual goals (in addition to the corporate goals) relating specifically to their job responsibilities. These goals may vary in relative weight. The size of the Management Incentive Plan payment for any of the executive officers depends on the amount of performance achieved on both the individual and the corporate goals. Although all or some of the individual goals under the Plan were met in fiscal 1990, 1991 and 1992, corporate goals were not met and, for that reason, no payments were made under the Plan in those years. Because the corporate goals were met in fiscal 1993, 1994, 1995 and 1996, payments were made pursuant to the Management Incentive Plans in those years.

         Assuming that corporate and individual goals are met, the amount of the individual award is based on a formula, the components of which are the 50th percentile market base salary and a responsibility percentage assigned to the executive officer. The responsibility percentages are set by the Committee. Thus, the Chief Executive Officer target incentive payment set by the Committee in fiscal 1996 was $301,000, being 70% (the responsibility percentage) multiplied by the market base salary. The annual base salary set by the Committee, plus the target incentive payment, has generally been less than the 50th percentile market total cash compensation. For Mr. Dannemiller, the market total cash compensation at the 50th percentile was $810,000 effective for the twelve-month period commencing November 1, 1995, the date on which executive compensation changes are made each year. Mr. Dannemiller's actual annual base salary for fiscal 1996 was $439,167, his target incentive was $301,000, and total cash compensation assuming target performance under the Management Incentive Plan was $740,167. If, however, performance for corporate and individual goals exceeds the target level set by the Committee, the executive officers, including the Chief Executive Officer and the named executive officers, can earn above the 50th percentile for total cash compensation. Thus, because 94% of maximum performance was achieved on his goals in fiscal 1996, Mr. Dannemiller received total cash compensation of $875,127 ($439,167 base salary, plus $435,960 under the Management Incentive Plan), as compared with the 50th percentile market total cash compensation of $810,000. A similar philosophy applies to the other

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executive officers. Responsibility percentages for the other executive officers during fiscal 1996, including those named in the Summary Compensation Table, ranged from 36% to 50%.

         The Deferred Compensation Plan, approved by the shareholders in October 1993, was adopted in part to encourage increased investment in Corporation Common Stock by the Corporation's executive officers. All but one of the participants in the 1996 Management Incentive Plan elected under the Deferred Compensation Plan to defer a portion of their Management Incentive Plan awards, with deferral percentages ranging from 20% to 85%. All but one of those persons elected to have their deferred awards invested solely in the Corporation's Common Stock, with the remaining participant electing to invest more than one-half of his total award in Common Stock.